Old Point Releases First Quarter 2013 Results

• Net income before securities gains increases $30 thousand
• Noninterest expense decreases $325 thousand
• Low-cost deposits increase $4.8 million

May 7, 2013 Hampton, VA                                                                Old Point Financial Corporation (NASDAQ "OPOF") posted a profit of $901 thousand, or $0.18 per diluted share for the quarter ended March 31, 2013, compared to after tax income before securities gains of $871 thousand for the same period of 2012. There were no securities gains in the first quarter of 2013. Lower noninterest expense contributed to improved profitability in the first quarter of 2013 over the first quarter of 2012. Old Point has invested more funds in tax-exempt securities during the last twelve months, which has reduced its federal tax liability.

Noninterest income in areas other than securities gains was higher in the first quarter of 2013 than in the first quarter of 2012. Income from fiduciary activities increased $73 thousand, or 8.83%. Most account fees are tied to the market value of account assets; improvement in the equities market yielded higher fee income to Trust. Income from other service charges, commissions and fees also increased, due to increases in merchant processing and securities brokerage income. Old Point has been focusing on diversifying noninterest income in response to declining interest income and new regulatory restrictions on some sources of noninterest income.

Most categories of noninterest expense decreased between the first quarters of 2012 and 2013. The largest decreases were in losses on sales of foreclosed assets, FDIC insurance premiums, and legal and audit expenses. As the economy generally improved over the past year, Old Point’s nonperforming assets declined, which also reduced expenses related to these assets. Although it did not directly affect net income for the quarter, the reduction in net loan charge-offs between the two quarters is another indication that Old Point’s asset quality is continuing to improve. Net loans charged off in the first quarter of 2013 were $265 thousand, 56.63% lower than charge-offs for the first quarter of 2012.

Assets as of March 31, 2013 were $890.8 million, a decrease of $16.7 million, or 1.84%, compared to assets as of December 31, 2012. Due to the lack of quality loan demand in recent years, Old Point’s loan portfolio has declined. To manage its net interest margin, Old Point has focused on low-cost deposits rather than higher cost time accounts. High-cost time deposits decreased $11.4 million in the first quarter of 2013, while low-cost funds increased $4.8 million. Until loan demand recovers, Old Point will likely continue to manage the interest margin by allowing higher cost funds to decrease.

As a community bank, we believe that to succeed, the community around us must thrive. Old Point National Bank supports more than 300 organizations through sponsorships and charitable donations. Approximately 36% of our giving is earmarked for education, 29% for community development, 19% for arts & culture, and 16% for health & wellness. Additionally in the first quarter of 2013, Old Point National Bank was awarded with the following accomplishments: Inside Business’ Best Place to Work in Hampton Roads Hall of Fame, Virginian Pilot’s Best of 2013 - Bank Winner, Hampton Roads Magazine’s Best Local Bank. Also, Melissa Burroughs, Executive Vice President and Chief Lending Officer, was named one of Virginia Lawyers Weekly’s Influential Women of Virginia. In addition, Old Point received an outstanding rating from the OCC during our Community Reinvestment Act performance evaluation. For more information about our commitment to the community, pick up a copy of Old Point’s Community Engagement Report in any of our branches or request a PDF via email (lwright@oldpoint.com). For information about upcoming initiatives, please visit our website (www.oldpoint.com), our Facebook page (www.facebook.com/oldpoint), or join us on Twitter (www.twitter.com/opnb).

Other items of note:
Net interest margin (NIM) for the first quarter of 2013 was 3.19%, compared to 3.59% for the first quarter of 2012.
Non-Performing Assets (NPAs) as of March 31, 2013 were $16.1 million, down from $17.7 million on December 31, 2012. These numbers do not include restructured loans that are performing in accordance with their modified terms.
Allowance for Loan and Lease Losses (ALLL) as of March 31, 2013 was 1.59% of total loans; as of December 31, 2012, that measure was 1.55%.
Net loans charged off as a percent of total loans were 0.23% on an annualized basis for the quarter ended March 31, 2013, compared to 0.50% in for the same period in 2012.

Safe Harbor Statement Regarding Forward-Looking Statements. Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the corporation's management, as well as estimates and assumptions made by, and information currently available to, the corporation's management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: interest rates; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in the corporation’s market area; technology; reliance on third parties for key services; the real estate market; the corporation’s expansion initiatives; accounting principles, policies and guidelines; and other factors detailed in the corporation's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2012. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Non-GAAP Financial Measure. The financial measure income before securities gains is determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This non-GAAP financial measure should not be viewed as a substitute for operating results determined in accordance with GAAP. An item which management excludes when computing non-GAAP performance measures can be of substantial importance to the corporation’s results for any particular quarter or year. The corporation’s non-GAAP performance measure is not necessarily comparable to non-GAAP performance measures which may be presented by other companies. Management believes that income before securities gains provides useful information regarding results of core operations of Old Point Financial Corporation.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheet
(dollars in thousands, except share data)	March 31,	December 31,
	2013	2012
	(unaudited)
Assets

Cash and due from banks	$14,573	$15,982
Interest-bearing due from banks	29,153	24,732
Federal funds sold	1,229	1,603
Cash and cash equivalents	44,955	42,317
Securities available-for-sale, at fair value	321,645	329,456
Securities held-to-maturity (fair value approximates $573 and $574)	570	570
Restricted securities	2,378	2,562
Loans, net of allowance for loan losses of $7,259 and $7,324	450,251	463,809
Premises and equipment, net	34,059	32,528
Bank owned life insurance	22,040	21,824
Foreclosed assets, net of valuation allowance of $1,756 and $1,870	6,021	6,574
Other assets	8,920	7,859
Total assets	$890,839	$907,499

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$176,862	$176,740
Savings deposits	272,964	268,253
Time deposits	297,415	308,823
Total deposits	747,241	753,816
Overnight repurchase agreements	26,339	35,946
Term repurchase agreements	1,281	1,280
Federal Home Loan Bank advances	25,000	25,000
Accrued expenses and other liabilities	2,751	2,157
Total liabilities	802,612	818,199

Commitments and contingencies

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized;
4,959,009 and 4,959,009 shares issued and outstanding	24,795	24,795
Additional paid-in capital	16,392	16,392
Retained earnings	48,958	48,305
Accumulated other comprehensive income (loss)	(1,918)	(192)
Total stockholders' equity	88,227	89,300
Total liabilities and stockholders' equity	$890,839	$907,499

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except per share data)	Three Months Ended
	March 31,
	2013	2012
	(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$6,008	$7,069
Interest on due from banks	14	16
Interest on federal funds sold	0	0
Interest on securities:
Taxable	1,324	1,222
Tax-exempt	265	94
Dividends and interest on all other securities	18	21
Total interest and dividend income	7,629	8,422

Interest Expense:
Interest on savings deposits	87	94
Interest on time deposits	862	976
Interest on federal funds purchased, securities sold under
agreements to repurchase and other borrowings	4	16
Interest on Federal Home Loan Bank advances	302	425
Total interest expense	1,255	1,511
Net interest income	6,374	6,911
Provision for loan losses	200	200
Net interest income, after provision for loan losses	6,174	6,711

Noninterest Income:
Income from fiduciary activities	900	827
Service charges on deposit accounts	997	1,030
Other service charges, commissions and fees	859	797
Income from bank-owned life insurance	215	224
Gain on sale of available-for-sale securities, net	0	314
Other operating income	142	76
Total noninterest income	3,113	3,268

Noninterest Expense:
Salaries and employee benefits	4,921	4,960
Occupancy and equipment	1,112	1,094
Data processing	422	383
FDIC insurance	183	281
Customer development	206	204
Legal and audit expense	111	184
Other outside service fees	96	152
Employee professional development	132	142
Postage and courier expense	123	124
Advertising	123	145
Stationery and supplies	120	105
Loss on write-down/sale of foreclosed assets	126	257
Other operating expense	550	519
Total noninterest expense	8,225	8,550
Income before income taxes	1,062	1,429
Income tax expense	161	351
Net income	$901	$1,078

Basic Earnings per Share:
Average shares outstanding	4,959,009	4,959,009
Net income per share of common stock	$0.18	$0.22

Diluted Earnings per Share:
Average shares outstanding	4,959,009	4,959,009
Net income per share of common stock	$0.18	$0.22

Cash Dividends Declared	$0.05	$0.05

Old Point Financial Corporation and Subsidiaries
Selected Ratios	March 31,	December 31,	March 31,
	2013	2012	2012
Net Interest Margin Year-to-Date	3.19%	3.40%	3.59%
NPAs/Total Assets	1.81%	1.95%	2.45%
Annualized Net Charge Offs/Total Loans	0.23%	0.76%	0.50%
Allowance for Loan Losses/Total Loans	1.59%	1.55%	1.65%

Non-Performing Assets (NPAs) (in thousands)
Nonaccrual Loans	$9,988	$10,632	$13,769
Loans > 90 days past due, but still accruing interest	130	447	79
Non-Performing Restructured Loans	0	0	0
Foreclosed Assets	6,021	6,574	7,439
Total Non-Performing Assets	$16,139	$17,653	$21,287

Other Selected Numbers (in thousands)
Loans Charged Off Year-to-Date, net of recoveries	$265	$3,574	$611
Year-to-Date Average Loans	$463,268	$478,220	$495,619
Year-to-Date Average Assets	$893,373	$869,436	$850,069
Year-to-Date Average Earning Assets	$818,008	$801,012	$777,856
Year-to-Date Average Deposits	$744,549	$718,802	$694,049
Year-to-Date Average Equity	$88,530	$87,912	$86,358